Exhibit 99.1
FOR IMMEDIATE RELEASE
Press Release
Regeneron Reports Second Quarter Financial and Operating Results
Tarrytown, New York (August 1, 2007) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the second quarter of 2007. The Company reported a net loss of $26.8 million, or $0.41 per share (basic and diluted), for the second quarter of 2007 compared with a net loss of $23.6 million, or $0.41 per share (basic and diluted), for the second quarter of 2006. The Company reported a net loss of $56.7 million, or $0.86 per share (basic and diluted), for the six months ended June 30, 2007 compared with a net loss of $44.0 million, or $0.77 per share (basic and diluted), for the same period in 2006.
At June 30, 2007, cash, restricted cash, and marketable securities totaled $512.3 million compared with $522.9 million at December 31, 2006. In the first quarter of 2007, the Company entered into non-exclusive license agreements with AstraZeneca UK Limited and Astellas Pharma Inc. with respect to the Company’s VelocImmune® technology for generating human monoclonal antibody product candidates, as described below. In connection with these agreements, AstraZeneca and Astellas each made an up-front payment to the Company of $20.0 million in February and April 2007, respectively.
The Company’s $200.0 million of convertible notes, which bear interest at 5.5% per annum, mature in October 2008.
Current Business Highlights
Regeneron is currently focused on three clinical development programs: rilonacept (IL-1 Trap) in various inflammatory indications, aflibercept (VEGF Trap) in oncology in collaboration with the sanofi-aventis Group, and the VEGF Trap-Eye in eye diseases in collaboration with Bayer HealthCare AG. The Company also is developing its pipeline of preclinical antibody candidates discovered utilizing its VelocImmune technology.
Key planned milestones for the third quarter of 2007 include:
•	FDA acceptance of the BLA submission for rilonacept for CAPS and establishment of target completion date for FDA review of BLA.

•	Reporting of results of the Phase 2 trial for the VEGF Trap-Eye in wet AMD.

•	Initiation of the Phase 3 program for the VEGF Trap-Eye in wet AMD and receipt of a milestone payment from Bayer HealthCare upon initiation of the Phase 3 program.

•	Initiation of the Phase 3 program for the VEGF Trap in oncology in combination with standard chemotherapy regimens.

•	Full enrollment of 200 patients in the Phase 2 single-agent VEGF Trap study in advanced ovarian cancer, which was achieved in July.

•	Reporting of results of an exploratory proof-of-concept trial of rilonacept in gout and initiation of a safety and efficacy trial in gout.

•	Completion of preparation for advancing our first human monoclonal antibody product candidate into clinical trials in the fourth quarter.

Rilonacept – Inflammatory Diseases
The Company announced in June that it had completed the rolling submission of a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) for rilonacept (IL-1 Trap) for the long-term treatment of Cryopyrin-Associated Periodic Syndromes (CAPS). CAPS is a spectrum of rare inherited inflammatory conditions, including Familial Cold Autoinflammatory Syndrome and Muckle-Wells Syndrome.
The FDA has previously granted Orphan Drug status and Fast Track designation to rilonacept for the treatment of CAPS. Rilonacept has also received Orphan Drug designation in the European Union for the treatment of CAPS.
Regeneron also is evaluating the potential use of rilonacept in other indications in which IL-1 may play a role. The Company is completing an exploratory proof of concept study of rilonacept in ten patients with chronic gout, and a safety and efficacy trial of rilonacept in patients with gout is planned to begin this quarter. The Company also expects to initiate an exploratory proof of concept study of rilonacept in another indication in the fourth quarter.
VEGF Trap – Eye Diseases
The VEGF Trap-Eye is a specially purified and formulated form of the VEGF Trap for use in intraocular applications. Regeneron and Bayer HealthCare plan to initiate the VEGF Trap-Eye Phase 3 program in the neovascular form of age-related macular degeneration (wet AMD) this quarter. The first Phase 3 trial will compare the VEGF Trap-Eye and Genentech, Inc.’s Lucentis® (ranibizumab), an anti-angiogenic agent approved for use in wet AMD. This Phase 3 trial will evaluate dosing intervals of four and eight weeks for the VEGF Trap-Eye, compared with ranibizumab dosing according to its label every four weeks. In May 2007, the companies announced positive preliminary results for a pre-planned interim analysis of the Phase 2 trial of the VEGF Trap-Eye in wet AMD. The companies expect to report full results of the Phase 2 trial in the third quarter. Regeneron and Bayer HealthCare plan to initiate a second Phase 3 trial in wet AMD around the end of 2007.
The companies are collaborating on the global development of the VEGF Trap-Eye for the treatment of wet AMD, diabetic eye diseases, and other eye diseases and disorders. Bayer HealthCare and Regeneron will jointly commercialize the VEGF Trap-Eye outside the United States, and Regeneron maintains exclusive rights in the United States. The development program in eye disease is expected to total over $250 million over the next several years, with the Company and Bayer HealthCare sharing the costs.
VEGF Trap – Oncology
Regeneron and sanofi-aventis are preparing to initiate a large Phase 3 program that will combine the VEGF Trap with standard chemotherapy regimens in five different advanced solid tumors: colorectal, non-small cell lung, prostate, pancreas and gastric cancer. The companies expect the first Phase 3 trial to begin in the current quarter. The development program in oncology is expected to total over $400 million over the next several years, which will be funded by sanofi-aventis.
In June 2007, at the annual meeting of the American Society of Clinical Oncology (ASCO), Regeneron and sanofi-aventis announced interim results of two Phase 2 single-agent studies of the VEGF Trap in patients with advanced ovarian cancer (AOC) and non-small cell lung adenocarcinoma (NSCLA). The companies are also conducting a Phase 2 trial of the VEGF Trap in AOC patients with symptomatic malignant ascites (SMA).

The AOC study, selected for an oral presentation at ASCO, was an interim analysis of a Phase 2 randomized, double-blind, multi-center trial investigating two doses of the VEGF Trap used as a single agent in patients with recurrent platinum-resistant epithelial ovarian cancer. While the study remains blinded with regards to dose, the combined preliminary results of the two dose levels for 162 of a planned 200 patients demonstrated anti-tumor activity, as evidenced by an 8.0 percent partial response rate and 77 percent achievement of stable disease at 4 weeks in heavily pre-treated patients who had failed multiple other treatments. The VEGF Trap has been well tolerated, and the most common adverse events have been the typical class effect of anti-angiogenic agents. Of the 23 patients in the AOC study with evaluable baseline ascites, 7 patients (30 percent) experienced complete disappearance of the ascites, and 13 patients (57 percent) experienced no increase in ascites during treatment. The AOC study is ongoing and is now fully enrolled.
The second study, presented as a poster at ASCO, is a Phase 2 single-arm study conducted in patients with platinum-resistant and erlotinib-resistant adenocarcinoma of the lung. In this study, the preliminary results demonstrated activity in this heavily pre-treated patient base, as evidenced by a 3.7 percent partial response rate and 63 percent of patients achieving stable disease. The VEGF Trap has been well-tolerated in this trial as well. This study is ongoing and is now fully enrolled.
Sanofi-aventis has indicated that a first registration submission to a regulatory agency for the VEGF Trap is possible as early as 2008.
The companies have also initiated their first trial of the VEGF Trap in Japan, a Phase 1 safety and tolerability study in combination with S-1 in patients with advanced solid malignancies. In addition, currently underway or scheduled to begin are more than 12 studies to be conducted in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) evaluating the VEGF Trap as a single agent or in combination with chemotherapy regimens in a variety of cancer indications.
Monoclonal Antibodies
VelocImmune, Regeneron’s novel technology for producing fully human monoclonal antibodies, is part of the Company’s suite of proprietary, inter-related technology platforms that are designed to provide Regeneron with its next generation of therapeutic candidates. Regeneron plans to move its first new antibody product candidate into clinical trials in the fourth quarter of 2007, with plans to advance at least two antibody product candidates into human clinical trials each year going forward.
In 2007, Regeneron entered into non-exclusive license agreements with AstraZeneca and Astellas that will allow those companies to utilize VelocImmune technology in their internal research programs to discover human monoclonal antibody product candidates. Each of those companies made a $20.0 million up-front, non-refundable payment and will make up to five additional annual payments of $20.0 million, subject to the ability to terminate the agreement after making the first three additional payments. Upon commercialization of any antibody products discovered utilizing VelocImmune, the licensees will pay to Regeneron a mid-single-digit royalty on product sales.

Financial Results
Revenue
Regeneron’s total revenue increased to $22.2 million in the second quarter of 2007 from $19.3 million in the same quarter of 2006 and to $38.0 million for the first six months of 2007 from $37.5 million for the same period of 2006. Contract research and development revenue in the first half of 2007 and 2006 principally related to the Company’s VEGF Trap collaboration with sanofi-aventis in cancer indications. Contract manufacturing revenue in 2006 related to Regeneron’s long-term manufacturing agreement with Merck & Co., Inc., which expired in October 2006. Technology licensing revenue in the first half of 2007 related to the Company’s license agreements with AstraZeneca and Astellas.
Regeneron recognized contract research and development revenue of $13.5 million in the second quarter of 2007 and $25.3 million for the first six months of 2007 related to the Company’s collaboration with sanofi-aventis, compared with $14.8 million and $28.7 million, respectively, for the same periods of 2006. Contract research and development revenue from the sanofi-aventis collaboration consisted of reimbursement of VEGF Trap development expenses plus recognition of amounts related to $105.0 million of previously received and deferred up-front, non-refundable payments. Reimbursement of expenses decreased to $11.3 million in the second quarter of 2007 from $11.8 million in the comparable quarter of 2006, and to $20.8 million in the first six months of 2007 from $22.6 million in the same period of 2006, principally because costs related to the Company’s manufacture of VEGF Trap clinical supplies were lower in 2007. With respect to the up-front payments from sanofi-aventis, $2.2 million was recognized in the second quarter of 2007 compared to $3.0 million in the same quarter of 2006, and $4.5 million was recognized in the first six months of 2007 compared to $6.1 million in the same period of 2006.
Sanofi-aventis also incurs VEGF Trap development expenses directly and these expenses are increasing because of the growing number of clinical trials sanofi-aventis is overseeing in the VEGF Trap oncology program. During the term of the collaboration, sanofi-aventis pays 100% of agreed-upon VEGF Trap development expenses incurred by both companies. Following commercialization of a VEGF Trap product by the collaboration, Regeneron, from its 50% share of VEGF Trap profits, will reimburse sanofi-aventis for 50% of the VEGF Trap development expenses previously paid by sanofi-aventis.
In connection with the Company’s license agreements with AstraZeneca and Astellas, both of the $20.0 million non-refundable, up-front payments received in February and April 2007, respectively, were deferred and are being recognized as revenue ratably over approximately the first year of each agreement. In the second quarter and for the first six months of 2007, the Company recognized $6.3 million and $8.4 million, respectively, of technology licensing revenue related to these agreements.
Bayer HealthCare Collaboration
In October 2006, the Company entered into a collaboration with Bayer HealthCare for the development and commercialization of the VEGF Trap-Eye outside the United States, and received a $75.0 million up-front, non-refundable payment. In 2007, agreed upon VEGF Trap-Eye development expenses incurred by both companies under a global development plan will be shared as follows: Up to the first $50.0 million will be shared equally; Regeneron is solely responsible for the next $40.0 million; over $90.0 million will be shared equally. Through June 30, 2007, reimbursements from Bayer HealthCare of our VEGF Trap-Eye development expenses totaled $10.6 million. All payments received or receivable from Bayer HealthCare through June 30, 2007, totaling $85.6 million, have been fully deferred and included in deferred revenue for financial statement purposes.
Expenses
Total operating expenses for the second quarter of 2007 were $52.8 million, 21 percent higher than the same period in 2006, and $102.2 million for the first six months of 2007, 23 percent higher than the same period in 2006. Operating expenses included non-cash compensation expense related to employee stock option awards (Stock Option Expense) of $6.9 million in the second quarter of 2007 and $13.5 million for the first six months of 2007, compared with $4.6 million and $8.5 million, respectively, for the same periods of 2006. The increase in total Stock Option Expense in 2007 was primarily due to the higher fair market value of the Company’s Common Stock on the date of annual employee option grants made by the Company in December 2006 in comparison to the fair market value of the Company’s Common Stock on the dates of annual employee option grants made in recent prior years.
Research and development (R&D) expenses increased to $43.9 million in the second quarter of 2007 from $34.4 million in the comparable quarter of 2006, and to $85.1 million in the first six months of 2007 from $66.5 million in the same period of 2006. In addition to the impact of Stock Option Expense, as described above, in the first half of 2007, the Company incurred higher R&D costs related to additional headcount and additional clinical manufacturing capacity, and higher costs related to preclinical development of new antibody candidates and clinical development of the VEGF Trap-Eye and rilonacept. These were partly offset by lower development expenses for the VEGF Trap cancer program.
General and administrative (G&A) expenses increased to $8.9 million in the second quarter of 2007 from $6.3 million in the comparable quarter of 2006, and to $17.1 million in the first six months of 2007 from $12.2 million in the same period of 2006. In addition to the impact of Stock Option Expense, as described above, in the first half of 2007, the Company incurred higher G&A costs related to additional headcount and higher fees for various professional services.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended March 31, 2007. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
charles.poole@regeneron.com	ltortorete@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Cash, restricted cash, and marketable securities	$512,282	$522,859
Receivables	20,478	7,493
Property, plant, and equipment, net	47,647	49,353
Other assets	17,451	5,385

Total assets	$597,858	$585,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$34,905	$21,471
Deferred revenue	183,617	146,995
Notes payable	200,000	200,000
Stockholders’ equity	179,336	216,624

Total liabilities and stockholders’ equity	$597,858	$585,090

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Revenues
Contract research and development	$15,917	$14,991	$29,562	$29,578
Contract manufacturing		4,267		7,899
Technology licensing	6,278		8,421

	22,195	19,258	37,983	37,477

Expenses
Research and development	43,864	34,398	85,099	66,482
Contract manufacturing		2,810		4,662
General and administrative	8,935	6,299	17,137	12,245

	52,799	43,507	102,236	83,389

Loss from operations	(30,604)	(24,249)	(64,253)	(45,912)

Other income (expense)
Investment income	6,841	3,684	13,584	7,165
Interest expense	(3,011)	(3,011)	(6,022)	(6,022)

	3,830	673	7,562	1,143

Net loss before cumulative effect of a change in accounting principle	(26,774)	(23,576)	(56,691)	(44,769)
Cumulative effect of adopting Statement of Financial Accounting Standards No. 123R (“SFAS 123R”)				813

Net loss	($26,774)	($23,576)	($56,691)	($43,956)

Net loss per share amounts, basic and diluted:
Net loss before cumulative effect of a change in accounting principle	($0.41)	($0.41)	($0.86)	($0.79)
Cumulative effect of adopting SFAS 123R				0.02

Net loss	($0.41)	($0.41)	($0.86)	($0.77)

Weighted average shares outstanding, basic and diluted	65,950	56,915	65,757	56,821